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                                                                     EXHIBIT 5.1

                                 ATER WYNNE LLP
                         222 S.W. Columbia, Suite 1800
                             Portland, Oregon 97201
                             (503)226-1191 (phone)
                              (503)226-0079 (fax)

                                 March 9, 2001

Board of Directors
Planar Systems, Inc.
1400 N.W. Compton Drive
Beaverton, OR 97006

Ladies and Gentlemen:

   We have acted as counsel to Planar Systems, Inc., an Oregon corporation (the "Company"), in connection with the registration under the Securities Act of 1933 of 362,794 shares (the "Shares") of the Company's common stock, no par value, under the Registration Statement on Form S-3 to be filed with the Securities and Exchange Commission on March 12, 2001, and the proposed offer and sale of the shares by certain selling shareholders of the Company.

   As such counsel, we have examined such corporate records, certificates of public officials and officers of the Company and other documents as we have considered necessary or proper for the purpose of this opinion.

   Based on the foregoing and having regard to legal issues which we deem relevant, it is our opinion that the Shares have been validly issued and are fully paid and non-assessable.

   We hereby consent to the filing of this opinion as an exhibit to the above-mentioned Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement.

                                          Very truly yours,

                                          /s/ Ater Wynne LLP

                                          Ater Wynne LLP